FOR IMMEDIATE RELEASE

For more information:
Ron Barden
Intersections Inc.
703.488.6810
intxinvestorrelations@intersections.com

Intersections Adds John H. Lewis to Its Board

October 15, 2015 – CHANTILLY, VA. – Intersections Inc. (NASDAQ: INTX), a leading provider of identity risk management, privacy protection and other subscription based services for consumers, today announced that John H. Lewis, the Founder and Managing Partner of Osmium Partners, LLC, has been appointed to its Board of Directors.  Osmium Partners and its affiliated investment funds beneficially own approximately 16% of the outstanding shares of Intersections, and are the company’s second largest stockholder after Loeb Holding Corporation.  Following the appointment, the Board of Directors consists of nine directors.

“I am delighted to have John join our board,” said Michael Stanfield, Chairman and Chief Executive Officer.  “John’s extensive experience in capital allocation, finance, realizing value in publicly traded companies and knowledge of internet, consumer-based subscription businesses will be extremely valuable to our company.”

"I am excited about joining the board of Intersections at this time,” said John Lewis.   “Management and the Board have a bold and aggressive plan to drive long-term shareholder value. In short, Intersections is in the process of transformation after having settled its open matter with regulators, invested heavily over the past three years in creating the Voyce Pro product and preparing to launch the next generation of Identity Guard in the first half of 2016. "

John Lewis is the Managing Partner and Chief Investment Officer at Osmium Partners, LLC., a value-based long-short equity fund founded in 2002. Over the past 13 years, Osmium Partners has invested in undervalued US-based small-capitalization stocks exhibiting high-quality business models. As engaged and constructive investors, Osmium works to drive long-term shareholder value. Since July 2014, Mr. Lewis also serves on the Board of Spark Networks (LOV) and is Chairman of the Nominating Committee and a member of the Compensation Committee. Prior to founding Osmium, Mr. Lewis was Director of Research at Retzer Capital and an Equity Research Analyst at Heartland Funds. He received a BA from the University of Maryland and an MBA from the University of San Francisco.

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About Intersections Inc.:

Intersections Inc. (NASDAQ: INTX) provides innovative, information based solutions that help consumers manage risks and make better informed life decisions.  Under its IDENTITY GUARD® brand and other brands, the company helps consumers monitor, manage and protect against the risks associated with their identities and personal information.  The company’s subsidiary Intersections Insurance Services provides insurance and other services that help consumers manage risks and achieve personal goals.  The company’s i4C Innovations subsidiary provides Voyce™, a groundbreaking pet wellness monitoring system for pet owners and veterinarians.  Headquartered in Chantilly, Virginia, the company was founded in 1996. To learn more, visit www.intersections.com.

About Osmium Partners, LLC:

Osmium Partners, LLC is a long-term oriented, value fund founded in 2002 and is based in Greenbrae, California. Osmium seeks to generate strong, risk-adjusted returns by investing in undervalued, small capitalization companies across US equity markets. Osmium's research process is based on eight simple factors involving balance sheet strength, aligned interests, attractive reinvestment opportunities, a low valuation, and reasonable growth prospects. As engaged owners, Osmium actively discusses corporate strategy and capital structure with shareholders, management teams and boards of directors.